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EXHIBIT 99.1
                                                                [CITIGROUP LOGO]

FOR IMMEDIATE RELEASE
CITIGROUP INC. (NYSE SYMBOL: C)
AUGUST 9, 2004

                   CITIGROUP ANNOUNCES EXCHANGE OFFER FOR ITS
                        7.25% SUBORDINATED NOTES DUE 2010

NEW YORK, NY -- Citigroup Inc. (NYSE: C) today announced it had commenced an offer to exchange a new series of Subordinated Notes due 2014 (the "New Notes") for any and all of its 7.25% Subordinated Notes due 2010 (the "Old Notes"). The exchange offer will expire at midnight, New York City time, on September 13, 2004, unless extended or terminated. Citigroup will settle the exchange offer on the third business day following the expiration date or as soon as practicable thereafter (the "Settlement Date").

In the exchange offer, Citigroup is offering to exchange, for each $1,000 principal amount of Old Notes tendered on or prior to 5:00 p.m., New York City time, on August 27, 2004 (subject to extension), a principal amount of New Notes equal to the "total exchange price," as adjusted by the "new issue price," for the Old Notes validly tendered and not validly withdrawn. For each $1,000 principal amount of Old Notes tendered after 5:00 p.m., New York City time, on August 27, 2004 (subject to extension), but on or prior to the expiration of the exchange offer, Citigroup is offering to pay the total exchange price less $20, as adjusted by the new issue price.

The total exchange price for the Old Notes will be calculated at 2:00 p.m., New York City time, two business days prior to the expiration of the exchange offer, and will equal (rounded to the nearest cent) the discounted value, excluding accrued interest, of the remaining payments of principal and interest on $1,000 principal amount of Old Notes through their maturity date at a discount rate equal to the bid-side yield on the 5.75% U.S. Treasury Note due August 15, 2010 based on the bid-side price of such Treasury Note at 2:00 p.m., New York City time, on that date, plus 40 basis points.

The total exchange price will be adjusted by the new issue price by dividing the total exchange price by the new issue price. The new issue price will equal the discounted value of the payments of principal and interest on $1 principal amount of New Notes through their maturity date at a discount rate equal to the bid-side yield on the then prevailing on-the-run 10 year benchmark which is anticipated to be issued on or about August 15, 2004 based on the bid side price of such Treasury Note at 2:00 p.m., New York City time, two business days prior to the

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expiration of the exchange offer, plus 90 basis points. The new issue price will be rounded to the nearest cent per $1,000 principal amount of New Notes.

The New Notes will bear interest at an annual rate determined two business days prior to the expiration of the exchange offer, such that the new issue price will be at or below, but as close as possible to, par. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on August 27, 2004, subject to extension.

Consummation of the exchange offer is subject to a number of conditions including the absence of certain adverse legal and market developments. The offering is only made, and copies of the offering documents will only be made available to, holders of Old Notes that have certified certain matters to Citigroup, including their status as "qualified institutional buyers" or non "U.S. persons" located in France, Germany or the United States, as such terms are defined in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). Copies of the certification and the offering documents can be obtained from the information agent, Global Bondholder Services Corporation, at 866-485-1500 or 212-430-3774.

The New Notes have not been and will not be registered under the Securities Act or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release does not constitute an offer to purchase any securities or a solicitation of an offer to sell any securities. The exchange offer is being made only pursuant to an offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

                                      # # #

Citigroup (NYSE: C), the preeminent global financial services company has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at www.citigroup.com

Media contacts:            Shannon Bell:                   (212) 793-6206
Investor contacts:         Sheri Ptashek                   (212) 559-2718
Fixed Income Investors:    John Randel                     (212) 559-5091

Information Agent:         Harvey Eng
                           Global Bondholder Services      (212) 430-3774.